UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2021

QUANTERIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike Billerica, MA	01821
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (617) 301-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2021, Quanterix Corporation (the “Company”), issued a press release announcing the appointment of Masoud Toloue as President of Quanterix Corporation and Diagnostics, effective June 9, 2021. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Dr. Toloue, age 41, joins the Company from PerkinElmer where he served as Vice President and General Manager, Diagnostics from July 2019 to January 2021 and as Senior Vice President, Diagnostics from February 2021 to the present. From August 2016 to June 2019, he served as Vice President and General Manager of PerkinElmer’s Applied Genomics business. In connection with his employment, Dr. Toloue and the Company have entered into an employment agreement (the “Employment Agreement”) as of May 10, 2021. Under the Employment Agreement, Dr. Toloue’s at-will employment with the Company will commence on June 9, 2021. His initial annualized base salary will be $525,000. Dr. Toloue will be eligible to receive an annual performance bonus with an annual bonus target of up to $525,000. Dr. Toloue’s bonus for 2021 will be determined based his actual base salary earned during the year. Dr. Toloue will also receive a sign-on equity award consisting of 50,703 restricted stock units (the “Sign-On Equity Award”). The Sign-On Equity Award will vest over three years, with one-third vesting on the first anniversary of Dr. Toloue’s actual start date and the remainder vesting ratably on a monthly basis over the next two years. Dr. Toloue will also be eligible to receive a sign-on cash payment of $100,000 payable as soon as practicable after his start date. Dr. Toloue will also be eligible to receive an annual equity grant as part of the Company’s the Company’s next long-term equity award cycle, which is expected to commence in 2022. The Company will target grant date fair value of the annual equity awards of up to $1,600,000.

If Dr. Toloue’s employment is terminated by the Company without cause or he resigns for good reason, he will receive continued payment of his base salary for twelve months (the “Severance Period”), payment of an amount equal to his annual target bonus for the year of termination, acceleration of any of the unvested portion of the Sign-On Equity Award that would have vested during the Severance Period had he remained employed during such time, and health benefits continuation during the Severance Period. If Dr. Toloue’s employment is terminated by the Company without cause or he resigns for good reason in connection with a change-in-control, all of his outstanding but unvested equity awards will become fully vested. Receipt of the foregoing termination benefits will be subject to Dr. Toloue’s execution of a separation agreement, including certain restrictive covenants and a general release of all claims, in a form acceptable to the Company.

The foregoing description of the principal terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Dr. Toloue and the Company dated May 10, 2021.

99.1	Press Release dated May 11, 2021.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTERIX CORPORATION

By:	/s/ John Fry
John Fry
General Counsel and Secretary

Date: May 11, 2021